Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of The Quigley Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-73456, No. 333-61313, No. 333-10059, No. 333-14687, 333-26589 and 333-132770) and Form S-3 (No. 333-31241, 333-86976, 333-104148 and 333-119748) of The Quigley Corporation and subsidiaries ("the Company") of our report dated March 9, 2009 with respect to the consolidated financial statements for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal controls over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
March 9, 2009